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Exhibit 99 (a)(1)(D)

        Offer to Purchase for Cash
by
CRA International, Inc.
of
Up to $30,000,000 in Value of Shares of its Common Stock
At a Purchase Price Not Less Than $18.00
Nor Greater Than $19.75 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 21, 2016, UNLESS THE TENDER OFFER IS EXTENDED.

February 22, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        CRA International, Inc., a Massachusetts corporation ("CRA" or "we"), is offering to purchase for cash up to $30,000,000 in value of shares of its common stock, no par value (the "shares"), at a price per share not less than $18.00 nor greater than $19.75, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the offer to purchase, dated February 22, 2016, and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the "tender offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

        Given the prices specified by tendering shareholders and the number of shares properly tendered and not properly withdrawn, we will select the lowest price between (and including) $18.00 and $19.75 per share (the "Purchase Price") that will enable us to purchase $30,000,000 in value of shares, or a lower amount depending on the number of shares that are properly tendered and not properly withdrawn. If, based on the purchase price we determine, shares having an aggregate value of less than $30,000,000 are properly tendered and not properly withdrawn, we will buy all the shares that are properly tendered and not properly withdrawn. All shares purchased by us under the tender offer will be purchased at the same per share price.

        All shares properly tendered before the expiration date (as specified in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not properly withdrawn will be purchased by us at the Purchase Price, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price and shares that we do not accept for purchase because of proration or conditional tenders will be returned at our expense to the shareholders that tendered such shares, promptly after the expiration date. Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the tender offer, up to an additional 2% of outstanding shares of our common stock (or 178,559 shares).

        If, at the expiration date, more than $30,000,000 in value of shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy shares in the following order:

  •
  first, from all holders of "odd lots" (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw the shares before the expiration date;

  •
  second, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

  •
  third, only if necessary to permit us to purchase $30,000,000 in value of shares (or such greater amount as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the Purchase Price subject to the condition that we purchase a specified minimum number of the holder's shares if we purchase any of the holder's shares in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain customary conditions. See Section 7 of the offer to purchase.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated February 22, 2016;

  2.
  Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an accompanying Instruction Form provided for obtaining such clients' instructions with regard to the tender offer;

  3.
  Letter of Transmittal (including Substitute IRS Form W-9), for your use and for the information of your clients; and

  4.
  Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 21, 2016 UNLESS THE TENDER OFFER IS EXTENDED.

        No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager and the information agent, as described in the offer to purchase. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We will pay or cause to be paid any stock transfer taxes applicable to our purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see Instruction 9 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of CRA, the dealer manager, the information agent or the depositary or any affiliate of the foregoing for purposes of the tender offer.

        For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an "agent's message" (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

        Shareholders (a) whose share certificate(s) are not immediately available or who will be unable to deliver to the depositary the share certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

        None of CRA, its board of directors, the dealer manager or the information agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which price or prices.

        Please address any inquiries you may have with respect to the tender offer to the information agent, Georgeson Inc., at its address set forth on the back cover page of the offer to purchase and telephone number set forth below.

        You may obtain additional copies of the enclosed material from Georgeson Inc. by calling them at: (800) 213-0473.

        Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.

Very truly yours,
CRA International, Inc.

Enclosures

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF CRA, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99 (a)(1)(D)